Scholastic Reports Fiscal 2011 First Quarter Results

NEW YORK, Sept. 23 /PRNewswire-FirstCall/ -- Scholastic Corporation (Nasdaq: SCHL), the global children's publishing, education and media company, today reported results for the fiscal 2011 first quarter ended August 31, 2010.

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Revenue in the fiscal 2011 first quarter was $290.9 million versus $315.6 million in the prior year period.  Net loss per share from continuing operations for the quarter was $0.95, including one-time time expenses of $0.03, compared to a net loss of $0.68 in the prior year period.  Including continuing and discontinued operations, the first quarter net loss per share was $0.98, compared to a net loss of $0.63 in fiscal 2010.  Scholastic typically records a seasonal loss in its fiscal first quarter, when most schools are not in session and its School Book Clubs and Fairs generate minimal revenue.

"After a solid first quarter, Scholastic is on plan to sustain last year's strong performance.  We are accelerating investment in educational technology, ecommerce and ebooks, as we use the Company's strong free cash flow and balance sheet to increase long-term shareholder returns," commented Richard Robinson, Chairman, President and Chief Executive Officer.  "In Scholastic Education, where we benefited significantly from the initial disbursement of federal stimulus funds a year ago, first quarter revenue declined, but we continue to target full year revenue in line with last year's record-breaking levels.  Though the federal funding landscape has changed somewhat, we expect that federal Race to the Top and School Improvement Grants, in addition to higher service revenue from our expanded customer base, will help drive growth later this fiscal year."

Mr. Robinson added, "In Children's Books, Trade was particularly strong with the release of Suzanne Collins' Mockingjay, which was a best-seller in print and ebook formats and hit the top of all national lists.  While School Book Clubs and Fairs are just ramping up for the new school year, early customer metrics, including fair bookings and Book Club sponsor numbers, are positive.  We also achieved important milestones for our digital growth initiatives, rolling out our new online platform to all Book Club teachers and parents, and moving forward with our plan to launch a children's ebook offering by fiscal year-end."

Scholastic affirmed its fiscal 2011 outlook for total revenue of approximately $1.9 to $2.0 billion and earnings per diluted share from continuing operations in the range of $1.95 to $2.20, before the impact of any one-time items associated with cost reductions or non-cash, non-operating items.  The Company continues to expect free cash flow in the range of $90 to $100 million.

First Quarter Results

Children's Book Publishing and Distribution.  Segment revenue for the first quarter was $72.8 million, compared to $76.2 million in the prior year period.  Trade revenue rose 9%, surpassing a strong prior year comparison, due to a successful front-list that included Suzanne Collins' Mockingjay, which completed The Hunger Gamestrilogy, the tenth book in The 39 Clues® series and Dav Pilkey's latest book, The Adventures of Ook and Gluk, Kung-Fu Cavemen from the Future.  Because most U.S. schools are not in session, revenue in Clubs and Fairs was minimal in the first quarter, and year over year differences are not meaningful.  The operating loss for the segment was $51.6 million compared to $47.5 million a year ago, primarily reflecting the planned increase in spending on digital initiatives.

Educational Publishing.  First quarter segment revenue was $118.6 million, compared to $148.7 million in the prior year period, primarily due to lower sales of technology products in Scholastic Education compared to a year ago, when the division benefited from higher federal stimulus funding and the adoption of READ 180® in California, partly offset by a strong increase in service revenues.   In addition, the prior year period included a significant sale for the classroom and library group, the supplemental print division of the segment, which was not repeated in the current quarter.  Segment operating income was $28.5 million compared to $41.3 million last year, primarily reflecting the lower sales of higher margin technology products, partially offset by the increased service revenue.

International.  Segment revenue in the first quarter was $81.9 million, up from $75.6 million in the prior year period, reflecting a $3.2 million foreign exchange benefit, as well as strong sales in Australia and Canada.  As a result, the segment's seasonal operating loss improved to $1.0 million, excluding one-time expenses associated with restructuring in the UK of $1.2 million ($0.03 per share), which are excluded from guidance, compared to a loss of $1.9 million in the prior year period.

Media, Licensing and Advertising.  Segment revenue in the first quarter was $17.6 million, up from $15.1 million in the prior year period, and segment operating loss improved to $2.9 million from $3.7 million.  Improved results primarily reflect higher production revenue in Scholastic Entertainment, and strong sales of the Mockingjay audio book.

Other Financial Results.  Corporate overhead declined to $18.6 million from $23.5 million in the prior year period, due to lower employee-related expenses.  Free cash use (as defined) in the first quarter was $96.9 million compared to $74.8 million in the prior year period, primarily related to the timing of inventory purchases and lower tax payments a year ago.  Net debt (as defined) was $118.1 million, down from $236.4 million a year ago, reflecting strong free cash flow over the past 12 months.  During the quarter, the Company also acquired 388,426 shares of its common stock for $9.7 million under its previously announced share repurchase program.

Additional Announcement

Prior to issuing this release, the Company separately issued a release announcing its intent to commence a modified "Dutch Auction" tender offer to repurchase up to $150 million of its common stock.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, September 23, 2010. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, investor.scholastic.com.  Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally.  Shortly following the call, an archived webcast and accompany slides from the conference call will also be posted at investor.scholastic.com.  An audio only replay of the call will be available toll-free at (800) 642-1687 or, for international calls, at +1 (706) 645-9291 and by entering access code 99090920.  The recording will be available through Friday, November 5, 2010.

About Scholastic

Scholastic Corporation (Nasdaq: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology and children's media. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs and school-based book fairs, retail stores, schools, libraries, television networks and the Company's Internet Site, www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements.  Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission.  Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	08/31/10	08/31/09

Revenues	$290.9	$315.6

Operating costs and expenses:
Cost of goods sold (1)	147.7	158.3
Selling, general and administrative expenses (1)	172.7	175.8
Bad debt expense	2.9	2.1
Depreciation and amortization	14.4	14.7
Total operating costs and expenses	337.7	350.9

Operating loss	(46.8)	(35.3)

Other income (2)	-	0.9
Interest expense, net	3.8	3.9

Loss from continuing operations before income taxes	(50.6)	(38.3)

Benefit for income taxes	(16.4)	(13.7)

Loss from continuing operations	(34.2)	(24.6)

(Loss) earnings from discontinued operations, net of tax (3)	(1.0)	1.6

Net loss	($35.2)	($23.0)

Basic and diluted (loss) earnings per Share of Class A and Common Stock: (4)
Basic:
Loss from continuing operations	(0.95)	(0.68)
(Loss) earnings from discontinued operations, net of tax	(0.03)	0.05
Net loss	(0.98)	(0.63)

Diluted:
Loss from continuing operations	(0.95)	(0.68)
(Loss) earnings from discontinued operations, net of tax	(0.03)	0.05
Net loss	(0.98)	(0.63)

Basic weighted average shares outstanding	36.1	36.4
Diluted weighted average shares outstanding (5)	36.1	36.4

(1)	Cost of goods sold includes a net reclassification of certain costs totaling $2.2 from Selling, general and administrative expenses for the three months ended August 31, 2009.

(2)	Other income of $0.9 for the three months ended August 31, 2009 related to gains on the repurchase of 5% Notes on the open market.

(3)

The Company has closed or sold several operations during fiscal years 2008 and 2009, and presently holds for sale another operation.  All of these businesses are classified as discontinued operations in the Company’s financial statements.

(4)	Earnings per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

(5)	In the three months ended August 31, 2010 and August 31, 2009, the Company experienced a loss from continuing operations and therefore did not reflect any dilutive share impact.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	8/31/2010 (1)	8/31/2009 (1)	Change

Children's Book Publishing & Distribution
Revenue
Book Clubs	$9.7	$8.2	$1.5	18%
Trade	54.0	49.6	4.4	9%
Book Fairs	9.1	18.4	(9.3)	(51%)
Total revenue	72.8	76.2	(3.4)	(4%)
Operating loss	(51.6)	(47.5)	(4.1)	(9%)
Operating margin	*	*

Educational Publishing
Revenue	118.6	148.7	(30.1)	(20%)
Operating income	28.5	41.3	(12.8)	(31%)
Operating margin	24.0%	27.8%

International
Revenue	81.9	75.6	6.3	8%
Operating loss	(2.2)	(1.9)	(0.3)	(16%)
Operating margin	*	*

Media, Licensing and Advertising
Revenue	17.6	15.1	2.5	17%
Operating loss	(2.9)	(3.7)	0.8	22%
Operating margin	*	*

Overhead expense	18.6	23.5	4.9	21%

Operating loss from continuing operations	($46.8)	($35.3)	($11.5)	(33%)

(1)	Results for the three month periods ended August 31, 2010 and August 31, 2009 reflect continuing operations and exclude discontinued operations.

*	Percent not meaningful.

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		08/31/10	08/31/09

Continuing Operations
	Cash and cash equivalents	$124.2	$54.2
	Accounts receivable, net	212.4	228.0
	Inventories, net	433.0	435.0
	Accounts payable	178.0	167.2
	Accrued royalties	56.3	56.8
	Lines of credit, short-term debt and current portion of long-term debt	50.5	56.2
	Long-term debt, excluding current portion	191.8	234.4
	Total debt	242.3	290.6
	Total capital lease obligations	56.0	57.3
	Net debt (1)	118.1	236.4

Discontinued Operations (2)
	Total assets of discontinued operations	12.6	21.9
	Total liabilities of discontinued operations	2.9	4.9

Total stockholders' equity		792.3	767.5

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED
		08/31/10	08/31/09

	Net cash used in operating activities	($73.1)	($55.6)
	Less: Additions to property, plant and equipment	13.0	8.5
	Pre-publication and production costs	10.8	10.7

	Free cash flow (3) (4)	($96.9)	($74.8)

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2)

During the three months ended August 31, 2010, the Company determined that the Danbury Facility previously reported in Discontinued Operations was no longer "held for sale".  Accordingly, the assets, liabilities and results of operations of the Danbury Facility are included in Continuing Operations for all periods presented.

(3)

Free cash flow is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(4)	Free cash flow includes discontinued operations for the three months ended August 31, 2010 and August 31, 2009.

CONTACT: Investors: Jeffrey Mathews, +1-212-343-6741, Media: Kyle Good, +1-212-343-4563, both of Scholastic Corporation